Exhibit 10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is amended and restated as of July 1, 2010 and is made by and between 1ST CONSTITUTION BANCORP, a New Jersey corporation having its principal place of business at 2650 Route 130 North, Cranbury, New Jersey 08512 (the “Employer”), and ROBERT F. MANGANO (the “Employee”).

WHEREAS, the Employee has heretofore been employed as the President of the Employer and 1st Constitution Bank, a New Jersey commercial bank (the “Bank”), a wholly-owned subsidiary of the Employer;

WHEREAS, the Employer and the Employee are parties to an Employment Agreement entered into as of February 22, 2005 (the “Former Employment Agreement”), which is amended and restated by this Agreement; and

WHEREAS, the parties desire by this writing to set forth their intentions with respect to the employment relationship between the Employee and the Employer and amend and restate the Former Employment Agreement.

NOW, THEREFORE, it is AGREED as follows:

1.             Employment; Duties.

a.        Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, as the President and Chief Executive Officer of the Employer. The Employee also agrees to continue to serve as President and Chief Executive Officer of the Bank and a Director of the Employer and the Bank (as elected), and the Employer agrees to include the Employee on management’s slate of directors for the Bank and the Employer.

b.       Duties. Subject to the direction of the Board of Directors of the Employer (the “Board”), the Employee shall have responsibility for the general management and control of the business and affairs of the Employer and its subsidiaries and shall perform all duties and shall have all powers which are commonly incident to the offices of President and Chief Executive Officer or which, consistent therewith, are delegated to him by the Board. Such duties include, but are not limited to, (1) managing the day-to-day operations of the Employer and the Bank, (2) managing the efforts of the Employer and the Bank to comply with applicable laws and regulations, (3) promotion of the Bank and its services, (4) supervising employees of the Employer and the Bank, (5) providing prompt and accurate reports to the Board regarding the affairs and condition of the Employer and its subsidiaries, and (6) making recommendations to the Board concerning the strategies, capital structure, tactics, and general operations of the Employer and its subsidiaries.

2.             Base Compensation. The Employer agrees to pay the Employee so long as he is employed pursuant to this Agreement a base salary at the total rate of Five Hundred Five Thousand Dollars ($505,000) per annum commencing with the Commencement Date (as defined below) or at such higher rate as the Board may thereafter establish (the “Base Salary”). The Base Salary shall be payable on the same schedule as salaries of other executive officers of the Employer are paid. Once increased, the Employee’s Base Salary may not thereafter be decreased. The Employer will pay the Employee the Base Salary for so long as the Employer is an employer of the Employee hereunder. The Commencement Date shall be July 1, 2010.

3.            Term. The Employee’s employment by the Employer pursuant to this Agreement is for the period commencing on the Commencement Date and ending thirty-six (36) months thereafter or on such earlier date as is determined in accordance with Sections 10 and 12 of this Agreement or such later date as provided herein. On the first anniversary of the Commencement Date and on each successive anniversary of such date thereafter the term of this Agreement shall be extended for one additional year, unless this Agreement is sooner terminated as provided in Sections 10 and 12 unless either the Board or the Employee advises the other, in writing no less than ninety (90) days prior to any anniversary of the Commencement Date that this Agreement will no longer be extended;  provided, however, that the term of this Agreement shall end on the seventieth (70th) birthday of the Employee.  Notwithstanding the foregoing, in the event of a Change of Control, the date the Change of Control occurs shall become the Commencement Date for all purposes thereafter, and each Change of Control thereafter shall result in a new Commencement Date on the date of the latest Change of Control.

4.             Equity Participation.

The Employee will participate in the Employer’s stock equity plans on at least an annual basis at levels appropriate for the President and Chief Executive Officer of the Employer.  Notwithstanding the preceding sentence, the Employee will not participate in the Employer’s stock equity plans during the period in which the Employer is subject to compensation limitations by virtue of the Employer’s participation in the Troubled Asset Relief Program’s Capital Purchase Program (the “CPP”), except to the extent permitted thereunder..

5.             Cash Bonuses.

The Employer will pay the Employee a cash bonus within ninety (90) days after the end of each calendar year. The amount of the bonus will be determined by the compensation committee of the Board based upon the profit plan of the Employer developed by the Employee and approved by the Board prior to the calendar year with respect to which the bonus is payable. The bonus amount shall be a sliding scale for achieving the profit plan at various levels up to fifty percent (50%) of the Base Salary.  Notwithstanding anything else herein to the contrary, no cash bonuses to the Employee will be awarded during the period in which the Employer is subject to compensation limitations by virtue of the CPP, except to the extent permitted thereunder.

6.             Other Benefits.

a.       Participation in 401(k), Medical Plans, Insurance Plans and Other Benefits. The Employee shall be entitled to participate in the employee benefit plans that the Employer or the Bank maintains from time to time for the benefit of its employees and which include its executive employees relating to (i) 401(k) benefits, (ii) medical insurance and/or the reimbursement of uninsured medical expenses commencing after the date of employment of the Employee by the Bank , (iii) group term life insurance benefits (for which the current death benefit applicable to the Employee will be twice the Base Salary), (iv) group disability benefits and (v) the 1st Constitution 2005 Bancorp Supplemental Executive Retirement Plan (as well as the 1st Constitution Bancorp Supplemental Executive Retirement Plan). This provision shall not preclude the Employer or the Bank from any amendment to, or termination of, any such plan so long as the total scope and value of the benefits is not materially reduced after the date of this Agreement.

b.      Expenses. The Employee shall be entitled to be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his rendition of services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Employer.  Such reimbursements shall be made no later than the end of the calendar year following the year in which the expenses are incurred.  The Employer shall provide the Employee with (i) the use for business purposes at no cost to him of a late-model mid-sized automobile and (ii) country club memberships.

c.        Moving Expenses. The Employer will reimburse the Employee for reasonable moving costs in connection with the Employee’s relocation from his current residence to the market area of the Bank.

7.             Loyalty.

a.        Devotion to Performance. During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder. The phrase “full business time” as used herein means that the Employee cannot be gainfully employed in any other position or job and that the time devoted to the Employer shall be at least that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Employer or its subsidiaries.

b.        Investments. Nothing contained in this Section 7 shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Employer or, solely as a passive or minority investor, in any business.

8.             Standards.

a.        General. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. The Employer will provide the Employee with working facilities and staff customary for similarly situated executive officers and necessary for him to perform his duties.

b.       Written Budget. During the term of this Agreement, the Employee will submit to the Board annually, prior to the commencement of a fiscal year, a budget for the Employer for such fiscal year, together with assumptions.  Such budget will promptly thereafter be discussed, reasonably modified and agreed upon in writing by the Employee and the Board.  The Employee shall thereafter use reasonable efforts to achieve such agreed upon written budget, unless modified with the consent of the Board.

 9.             Vacation.   At such reasonable times as the Employee’s work load and the Employer’s business and staffing needs shall permit, consistent with the Employer’s safe and sound operations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with respect to the Employer under this Agreement, all such voluntary absences to count as vacation time, provided that:

a.        Annual Vacation. The Employee shall be entitled to an annual vacation of twenty (20) business days (Monday through Friday on days upon which the Bank is open for business) to be taken in accordance with such policies as the Board may periodically establish for senior management employees of the Employer.

b.        No Additional Compensation. The Employee shall not receive any additional compensation from the Employer on account of his failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

10.           Termination and Termination Pay.   The Employer may terminate the Employee’s employment hereunder at any time and for any reason and nothing herein shall be interpreted to circumscribe that right; however, the parties agree that differing financial obligations and entitlements shall pertain to various types of termination as described in this Agreement.

a.        Death. Employment under this Agreement shall terminate upon the Employee’s death during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the Base Salary due the Employee through the last day of the calendar month in which his death occurred plus any appropriate cash bonus (as described above) prorated to the date of termination.

b.       Disability. Employment may be terminated hereunder upon the Board’s determination that the Employee is suffering a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) days during a three hundred sixty-five (365) consecutive day period and which results in the Employee’s becoming eligible for long-term disability benefits under the Employer’s long-term disability plan (or, if the Employer does not have such a plan in effect, which impairs the Employee’s ability to substantially perform his duties under this Agreement for any period of one hundred eighty (180) days, whether consecutive or not, within any twelve (12) month period of his employment hereunder). In the event of such termination, the Employee shall be entitled to the Base Salary through his date of termination plus any appropriate cash bonus (to be paid, if at all, at the time that bonus would otherwise be paid to him, but for the termination as a result of Disability), prorated to the date of termination, and non-monetary employee benefits provided for under this Agreement (to the extent that such benefits can be provided by the terms of the applicable plans), all less any amounts which the Employee receives from any short or long term disability programs.

c.        Just Cause. In the event that employment hereunder is terminated by the Employer for Just Cause, the Employee shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. The phrase “Just Cause” as used herein shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Employee: (i) the conviction of the Employee of a felony, or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Employee of a criminal or other act that, in the judgment of the Board, causes or will likely cause substantial economic damage to the Employer or substantial injury to the business reputation of the Employer; (iii) the commission by the Employee of an act of fraud in the performance of his duties on behalf of the Employer; (iv) the continuing willful failure of the Employee to perform his duties to the Employer (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee by the Board; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Employee’s employment by the Employer. Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board  is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Employee was guilty of conduct constituting Just Cause as described above, the Board may suspend the Employee from his duties hereunder for a reasonable time not to exceed fourteen (14) days pending a further meeting at which the Employee shall be given the opportunity to be heard before the Board.  For purposes of this subparagraph, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer.

d.       Termination by the Employer Without Just Cause or by the Employee for Good Reason.

(i)     Payment of Base Salary. The Board may, during the term of this Agreement, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Just Cause, or the Employee may terminate this Agreement for Good Reason by written notice to the Employer delineating in detail such Good Reason and by providing a thirty day period for the Employer to cure or correct any such Good Reason.  The Employee must provide notice to the Board of the condition giving rise to his Good Reason determination within ninety days following the initial existence of such condition.  In the event of such a termination, the Employee shall be entitled to receive, as a severance benefit, an amount equal to the aggregate of the Base Salary plus any appropriate cash bonus on an annual basis at the rate then in effect times two, following such termination of this Agreement; provided, however, if termination is made in connection with or during the twelve month period following a Change in Control of the Employer, then the provisions of Section 12 shall apply. For purposes of this subparagraph “Good Reason” shall mean (A) a material change in the location at which the Employee must perform his services to the Employer; (B) the assignment to the Employee of duties and responsibilities that constitute a material diminution as compared to those previously assigned; (C) a material reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Employer; (D) a material reduction of the Employee’s base compensation or a material reduction of his benefits provided hereunder taken as a whole; or (E) the Employer shall materially breach this Agreement and upon written notice by the Employee to the Employer of said breach, the Employer shall not cure said breach within thirty (30) days after such notice from the Employee.  It is the parties intent that Good Reason be interpreted and applied in conformity with the “good reason” rules in effect under Section 409A of the Internal Revenue Code of 1986, as amended (and all guidance thereunder) (the “Code”).  Notwithstanding anything else to the contrary, no payments shall be made under this paragraph if such payment would violate the rules in effect under the CPP.

(ii)    Manner of Payment. Said sum shall be paid in one lump sum within ten (10) days after such termination.

e.         Voluntary Termination by the Employee. The Employee may voluntarily terminate employment with the Employer during the term of this Agreement without Good Reason upon at least ninety (90) days’ prior written notice to its Board. In the event of such voluntary termination hereunder, the Employee shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

11.           Covenant Not to Compete. Regardless of the reason for termination or discontinuation of employment, the Employee covenants and agrees, and acknowledges receipt of adequate consideration for such covenant and agreement, that he will not, for one year following such termination or discontinuation of employment or during the remaining term of this Agreement (including any extensions or renewals thereof) serve as an officer or director or employee of any community bank, savings association or mortgage company with principal offices in Middlesex, Mercer or Somerset County, New Jersey, and which offers products and/or services from offices in Middlesex, Mercer or Somerset County, New Jersey, competing with those offered by the Bank.

12.           Change in Control.

a.        Termination After Change in Control. Notwithstanding any provision herein to the contrary, if, in connection with or within twelve (12) months after any Change in Control of the Employer the employment of the Employee under this Agreement is terminated by the Employer without the Employee’s prior written consent and for a reason other than Just Cause, or Disability or death of the Employee or the Employee terminated his employment for any reason, the Employee shall be paid an amount equal to three times the aggregate of the Base Salary plus a projected annual cash bonus, unless the Bank was placed in conservatorship or receivership in connection with a Change in Control and the Board determines in good faith that the Change in Control was directed by or otherwise required by the Federal Deposit Insurance Corporation. Said sum shall be paid in one lump sum within ten (10) days of such termination.  The term “Change in Control” shall mean if any of the following events shall occur after the effective date of this Agreement:

(i)     the acquisition by any person, directly or indirectly, of beneficial ownership or power to vote more than thirty-five percent (35%) of the Company’s voting stock;

(ii)    the first purchase of the Company’s voting stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by an affiliate of the Company);

(iii)   the acquisition by any person, directly or indirectly, of the control of the election of a majority of the Company’s directors;

(iv)   the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act;

(v)    during any period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least two-thirds (2/3) thereof; provided that, any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office shall be considered a Continuing Director; or

(vi)   the approval by the Company’s shareholders of (A) a merger or consolidation of the Company with or into another company (other than a merger or consolidation in which the Company is the surviving company and which does not result in any reclassification or reorganization of the Company’s then outstanding shares of Stock or a change in the Company’s directors, other than the addition of not more than three directors), (B) a sale or disposition of all or substantially all of the Company’s assets, or (C) a plan of liquidation or dissolution of the Company.

The term “person” as used above means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein, or a person or persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act. Any other provision hereof to the contrary notwithstanding, no Change of Control shall be deemed to have occurred for purposes of this Agreement as a result of any offering registered with the Securities and Exchange Commission of stock to the Employer’s shareholders and/or other investors or other offering conducted by the Employer to meet regulatory capital requirements at the demand of a bank regulatory authority.  Notwithstanding anything to the contrary above, if the Change in Control would otherwise change the time or form of a payment otherwise payable hereunder, such time or form will not be changed unless the Change in Control also satisfies the definition of change in control in effect under Section 409A of the Code.  In addition, no such Change in Control payment will be made if the payment would cause the Employer to violate the terms and conditions of the CPP.

b.        Dispute Resolution. In the event that any dispute arises between the Employee and the Employer as to the terms or interpretation of this Agreement, each party hereto agrees that such dispute shall, at the request of any party hereto, be submitted initially to non-binding mediation before the American Arbitration Association in Northern New Jersey or any other professionally recognized alternate dispute resolution company or forum to which the parties can agree. If there is no resolution of the dispute within ninety (90) days of notice from one party to the other of such dispute, either party may seek any legal remedies available to it in any forum.

c.      Gross-Up of Payments

(i)             Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer or its successor to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12 c. (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii)           Subject to the provisions of Section 12 c. (ii), all determinations required to be made under this Section 12 c., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized firm of accountants selected by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 12 c., shall be paid by the Employer to the Employee within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to Section 12 c. (iii) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee.  Any such payment shall be made in accordance with the timing rules for tax gross-ups under Section 409A of the Code.  No payment shall be made hereunder, if such payment would cause the Employer to violate the terms and conditions of the CPP.

(iii)       The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(A)           give the Employer any information reasonably requested by the Employer relating to such claim,

(B)           take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(C)           cooperate with the Employer in good faith in order effectively to contest such claim, and

(D)           permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12 c. (iii), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Employee, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)              If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 12 c. (iii), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Employer’s complying with the requirements of Section 12 c. (iii)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 12 c. (iii), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

13.            Confidentiality of Information. The Employee agrees to maintain the confidentiality of any nonpublic information concerning the operation or financial status of the Employer, the names or addresses of any of the Bank’s customers, borrowers and depositors, any information concerning or obtained from such customers, borrowers and depositors and any other nonpublic information, knowledge or data of or concerning the Bank to which the Employee may be exposed during the course of his employment. The Employee further agrees that, unless required by law or specifically permitted by the Employer in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned nonpublic information which is not generally known to the public nor shall he employ such information in any way other than for the benefit of the Employer. The forgoing restrictions shall not apply to any information which is already in the public domain through any source other than Employee in violation of this provision.

14.            Injunctive Relief. If there is a breach or threatened breach of the provisions of Section 11 or Section 13 of this Agreement, the Employee acknowledges and agrees that there is no adequate remedy at law for such breach and that the Employer shall be entitled to injunctive relief restraining the Employee from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

15.            Representation of the Employee. The Employee hereby represents and warrants to the Employer that he has full power and authority to enter into this Agreement and to perform his duties and obligations hereunder, and that the execution and performance hereof is not and will not in any manner conflict with or result in a violation of any other contract, agreement, covenant.

16.            Reimbursement of Legal Fees; Interest on Amounts Due. In the event of a good faith dispute by the Employee with the Employer, or by the Employer whether or not in good faith with the Employee under this Agreement, the Employer shall pay all the reasonably incurred fees and expenses of legal counsel for the Employee in connection with such dispute provided that the Employee provides the Employer with reasonable documentation of such expenses. Disputes by the Employee hereunder shall be deemed in good faith unless a court of competent jurisdiction determines in a final non-appealable ruling that the Employee acted not in good faith. In addition, the Employer shall pay interest at the rate of two percent (2%) over the prime rate of the Bank on any amounts due the Employee hereunder which were not paid as provided in this Agreement due to a dispute hereunder if it is determined that such amounts were due the Employee for the period of time from the date of the amount should have been paid to the date such amount was actually paid by the Employer or other third party.  Any such reimbursements shall be made within thirty days of presentment, but in no later than the end of the year following the year in which the services giving rise thereto were rendered.

17.            Section 409A of the Code.   It is the intent of the Executive and the Employer that this Agreement be drafted, interpreted and administered in accordance with Section 409A of the Code.  Specifically, but without limitation, whether a termination of employment has occurred shall be determined in accordance with Section 409A, and the Employer is authorized to delay any payments due hereunder as a result of termination of employment until the first day of the seventh month following such termination of employment, if such delay is determined to be necessary in order to avoid violating the Section 409A requirements with respect to specified employees.

18.            Waiver of Jury Trial. The Employee hereby irrevocably and unconditionally waives any right he may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:	1ST CONSTITUTION BANCORP

/s/ REBECCA B. NAMOVICZ	By:	/s/ CHARLES S. CROW, III
CHARLES S. CROW, III, CHAIRMAN
OF THE BOARD

WITNESS:	EMPLOYEE

/s/ JACALYN NAKUSHIAN	By:	/s/ ROBERT F. MANGANO
ROBERT F. MANGANO,
INDIVIDUALLY